Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Superior Drilling Products, Inc., a Utah corporation (the "Company");

WHEREAS, Star Equity Fund, LP, a Delaware limited partnership, Star Equity Fund GP, LLC, a Delaware limited liability company, Star Investment Management, LLC, a Connecticut limited liability company, Star Equity Holdings, Inc., a Delaware corporation, Star Value, LLC, a Delaware limited liability company, and Jeffrey E. Eberwein (together, "Star Equity"), Jeffrey E. Eberwein in his capacity as a stockholder, Robert G. Pearse, and BaShara Boyd wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the "Board") at the 2022 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the "2022 Annual Meeting") and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 6thth day of May 2022 by the parties hereto:

1.                   In accordance with Rule 13d-l(k)(l)(iii) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the undersigned (collectively, the "Group") agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Star Equity or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member prior to the filing or submission thereof.

2.                   So long as this agreement is in effect, each of the undersigned shall provide written notice to Star Investment Management, LLC and Olshan Frame Wolosky LLP ("Olshan") of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.                    Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2022 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.                   Star Equity shall have the right to pre-approve all expenses incurred in connection with the Group's activities and agrees to pay directly all such pre-approved expenses.

5.                   Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group's activities set forth in Section 3 shall be first approved by Star Equity, or its representatives, which approval shall not be unreasonably withheld.

6.                   The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party's right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.                   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpm1.

8.                  In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.                   Any party hereto may terminate his/its obligations under this Agreement on 24 hours written notice to all other parties, with a copy by fax and email to Star Equity, Chief Legal Officer at, Fax No. (212) 451- 2222 and legal@starequity.com.

10.               Each party acknowledges that Star Equity Counsel and Olshan where appropriate shall act as counsel for both the Group and Star Value and its affiliates relating to their investment in the Company.

11.                Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-l(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF. the participants; hereto have caused this Agreement to be executed as of the day and year first written above.

By:        Star Equity Fund, LP

/s/ Jeffrey E. Eberwein

By:       Jeffrey E. Eberwein

Title:       Manager

By:	Star Equity Fund GP, LLC, the general partner of Star Equity Fund, LP

/s/ Jeffrey E. Eberwein

By:       Jeffrey E. Eberwein

By:	Star Value, LLC, signed by Star Equity Holdings, Inc., its sole member

/s/ Jeffrey E. Eberwein

By:	Jeffrey E. Eberwein, Executive Chairman

By:        Star Investment Management, LLC

/s/ Jeffrey E. Eberwein

By:       Jeffrey E. Eberwein

Title:       Manager

By:        Star Equity Holdings, Inc.

/s/ Jeffrey E. Eberwein

By:       Jeffrey E. Eberwein

Title:       Executive Chairman

By:        /s/ Jeffrey E. Eberwein

Jeffrey E. Eberwein

By:        /s/ Robert G. Pearse

Robert G. Pearse

By:        /s/ BaShara Boyd

BaShara Boyd